Exhibit 99.1

GSI Group Inc. to Restate Financial Results for 2007

BEDFORD, MA – February 2, 2009: GSI Group Inc. (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that it has identified revenue recognition errors related to the incorrect timing in the recognition of revenue from multi-element sales transactions to certain customers in its Semiconductor Systems Segment during 2007. The Audit Committee of the Board of Directors of GSI Group has concluded that the range of potential adjustments resulting from the identified errors is material to the 2007 interim and annual historical financial statements of GSI Group. As a result, the Audit Committee has determined that GSI Group’s previously issued interim and annual historical financial statements for 2007 should no longer be relied upon.

Further, GSI Group announced that substantially all amounts due from customers associated with these transactions have been paid and substantially all of the customer obligations associated with these 2007 transactions have been fulfilled. Based on the current status of the Audit Committee’s review, the Company disclosed that it does not currently expect that its cash position will be materially impacted by the correction of these accounting errors.

GSI Group also announced that its Audit Committee, with the assistance of independent legal counsel and forensic accountants, is continuing its review of transactions in its Semiconductor Systems Segment and other sales transactions that contain arrangements with multiple deliverables for 2007 and 2008 and has expanded the scope of its review to include fiscal year 2006. The Audit Committee’s review is ongoing and additional adjustments to GSI Group’s historical financial statements may be required as a result of the review.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements include statements regarding the qualitative and quantitative effects of the restatement, the periods covered by the restatement, the nature of the Audit Committee’s review and any anticipated conclusions of GSI Group, its Audit Committee or management, and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in GSI Group’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on management’s beliefs and assumptions and on information currently available to GSI Group’s management. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including the outcome and results of the review by the Audit Committee and GSI Group’s independent registered public accounting firm. GSI Group disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.